Exhibit 99

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
07/19/05 – 0530 ET	Richard Vandervoort, (708) 551-2595 (investors) Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC. REPORTS SECOND QUARTER 2005 EARNINGS
Company Records Second Quarter 2005 EPS of $0.35;
Confirms Guidance of 7%-15% EPS Growth in 2005

     WESTCHESTER, Ill., July 19, 2005 — Corn Products International, Inc. (NYSE: CPO) today announced sales and earnings for the second quarter of 2005.

     For the quarter ended June 30, 2005, the Company reported diluted earnings per share of $0.35, a 13-percent decline from diluted EPS of $0.40 in the same period in 2004, which was a record quarter for the Company. Last year’s second quarter included a gain of 3 cents per diluted share due to a change in the Company’s effective tax rate.

     “Our Company rebounded from a difficult start in 2005 to post stronger results for the second quarter,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “Volumes increased by more than 3 percent over the same period in 2004. Margins and operating income – although lower than the same period last year – showed marked improvement over this year’s first quarter.”

     Results for the second quarter 2005 as compared to the same period in 2004 were as follows:

•	Net sales were $596 million, up from $572 million

•	Operating income was $52 million, down from $54 million

•	Net income was $26 million, down from $29 million

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Corn Products International – Page 2

BUSINESS BREAKDOWN BY REGION

     On a regional basis, results for the second quarter compared to the same period in the prior year were as follows:

In North America:

•	Net sales were $366 million, up from $363 million

•	Volume increased 5 percent

•	Operating income was $21 million, down from $24 million

     Strong sales of high fructose corn syrup 55 (HFCS 55) in Mexico drove higher net sales and volumes in the region, and more than offset volume and price/mix declines in the Company’s US/Canadian businesses.

     Operating income, while down compared to the same period last year, was substantially higher than the $2.9 million recorded in the first quarter of this year. The sequential improvement was driven by solid results from Mexico, based on the large-scale resumption of HFCS sales to soft drink bottlers. As expected, corn costs declined in the US and Canada as compared to the second quarter of 2004 as well as from the first quarter of 2005. The US and Canadian businesses, while making progress as compared to the first quarter of 2005, are still generating results lower than last year’s second quarter, due primarily to lower product selling prices, particularly for co-products; a decline in volumes; and higher energy costs.

     Separately, the Company welcomed news reports regarding the June 29, 2005 interim ruling by the World Trade Organization (WTO), which stated that Mexico’s tax on beverages sweetened with HFCS violated Mexico’s WTO commitments. While this was not a final WTO ruling, and the process is expected to continue for several months, the Company continues to support a permanent resolution to this issue.

In South America:

•	Net sales were $142 million, up from $131 million

•	Volume declined 2 percent

•	Operating income was $22 million, down from $24 million

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Corn Products International – Page 3

     Strong local currencies drove increased sales and more than offset the 2 percent volume decline and the effects of lower co-product values in the quarter. Operating income was down slightly from the record set in 2004 due to year-over-year increases in corn and energy costs.

In Asia/Africa:

•	Net sales were $88 million, up from $78 million

•	Volume increased 4 percent

•	Operating income was $16 million, up from $13 million

     Net sales in the region increased largely on favorable pricing and currencies, while volume gains were primarily led by last year’s expansion in Pakistan. As previously forecasted, corn and associated freight costs declined in South Korea compared to the second quarter of 2004, and were largely responsible for the region’s improved operating margins.

     On a corporate level, financing costs for the second quarter of 2005 were $9.5 million. The Company’s effective income tax rate in the second quarter was 35.1 percent, compared to 30 percent in the second quarter of 2004 and 33.5 percent in the first quarter of 2005. The higher second-quarter 2005 income tax rate relates primarily to a change in the anticipated income mix for the year. Cash provided by operations stood at $84 million in the second quarter and $113 million for the first six months of 2005.

SIX MONTHS 2005 RESULTS

     Results for the first six months of 2005 compared to the prior year period were as follows:

•	Net sales were $1.16 billion, up from $1.12 billion

•	Operating income was $87 million, down from $108 million

•	Net income was $43 million, down from $55 million

•	Earnings per diluted share were $0.56, down from $0.75

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Corn Products International – Page 4

     Total debt at June 30 was $543 million, compared to $568 million at the end of 2004, while net debt (or total debt minus cash) was $424 million, down $43 million from the end of 2004. Operating working capital (working capital less cash and short-term debt) as a percent of net sales stood at 9.8 percent at the end of June 2005, compared to 9.9 percent at the end of June 2004 and 8.1 percent at the end of 2004. The Company’s effective tax rate for the first half of 2005 was 34.5 percent.

     The Company repurchased approximately 439,000 shares of its Common Stock as a part of its stock repurchase program during the quarter.

OUTLOOK

     “Our second-quarter results represent a significant turnaround from the first quarter,” said Sam Scott. “Looking forward, we anticipate a stronger second half of 2005, during which we expect the business to continue to grow and our earnings to continue to improve. In this environment, the Company expects to deliver another year of earnings growth, and is confirming its guidance of 7 percent to 15 percent EPS growth for the full year 2005 over diluted EPS of $1.25 for 2004.”

ABOUT THE COMPANY

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2004, the Company recorded net sales of $2.3 billion with operations in 16 countries at 27 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

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     This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this report or referred to or incorporated by reference into this report are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products, including fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, taxes and income tax rates; operating difficulties; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and the resolution of the uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of certain risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)
	Three Months Ended		Change	Six Months Ended		Change
	June 30,		%	June 30,		%
	2005	2004		2005	2004
Net sales before shipping and handling costs	$646.9	$615.5	5%	$1,260.3	$1,207.8	4%
Less: shipping and handling costs	50.7	43.5	17%	97.5	85.4	14%

Net sales	596.2	572.0	4%	1,162.8	1,122.4	4%
Cost of sales	506.0	480.4	5%	1,000.1	936.3	7%

Gross profit	90.2	91.6	-2%	162.7	186.1	-13%

Operating expenses	39.6	40.4	-2%	79.0	80.7	-2%

Other income, net	1.2	2.3	-48%	3.5	2.2	59%

Operating income	51.8	53.5	-3%	87.2	107.6	-19%
Financing costs	9.5	8.1	17%	19.0	17.5	9%

Income before taxes	42.3	45.4	-7%	68.2	90.1	-24%
Provision for income taxes	14.8	13.6		23.5	29.7

	27.5	31.8	-14%	44.7	60.4	-26%

Minority interest in earnings	1.0	2.3	-57%	1.7	5.2	-67%

Net income	$26.5	$29.5	-10%	$43.0	$55.2	-22%

Weighted average common shares outstanding:
Basic	75.2	73.0		75.1	72.8
Diluted	76.0	74.4		76.3	73.9

Earnings per common share:
Basic	$0.35	$0.40	-13%	$0.57	$0.76	-25%
Diluted	$0.35	$0.40	-13%	$0.56	$0.75	-25%

Notes:	All amounts per common share and the number of common shares for all periods presented have been retroactively adjusted to reflect the 2-for-1 stock split effective January 25, 2005.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share amounts)	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$119	$101
Accounts receivable – net	271	284
Inventories	251	258
Prepaid expenses	14	11
Deferred income tax assets	21	30

Total current assets	676	684

Property, plant and equipment – net	1,222	1,211
Goodwill and other intangible assets	357	353
Deferred income tax assets	40	42
Investments	10	9
Other assets	75	68

Total assets	$2,380	$2,367

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$72	$88
Accounts payable and accrued liabilities	330	374

Total current liabilities	402	462

Non-current liabilities	109	116
Long-term debt	471	480
Deferred income taxes	176	177
Minority interest in subsidiaries	16	18
Redeemable common stock (1,227,000 shares issued and outstanding at June 30, 2005 and December 31,2004) stated at redemption value	28	33
Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 74,092,774 issued at June 30, 2005 and December 31, 2004	1	1
Additional paid-in capital	1,064	1,047
Less: Treasury stock (common stock; 513,262 and 792,254 shares on June 30, 2005 and December 31, 2004, respectively) at cost	(10)	(4)
Deferred compensation – restricted stock	(1)	(2)
Accumulated other comprehensive loss	(268)	(321)
Retained earnings	392	360

Total stockholders’ equity	1,178	1,081

Total liabilities and equity	$2,380	$2,367

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Six Months
	Ended June 30,
(In millions)	2005	2004

Cash provided by (used for) operating activities:
Net income	$43	$55
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	52	51
Decrease (increase) in trade working capital	17	(33)
Other	1	6

Cash provided by operating activities	113	79

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(54)	(31)
Payments for acquisitions, net	(5)	(2)
Other	—	1

Cash used for investing activities	(59)	(32)

Cash provided by (used for) financing activities:
(Payments on) proceeds from borrowings, net	(27)	23
Issuance of common stock, net of repurchases	2	18
Dividends paid	(12)	(14)

Cash (used for) provided by financing activities	(37)	27

Effect of foreign exchange rate changes on cash	1	—

Increase in cash and cash equivalents	18	74
Cash and cash equivalents, beginning of period	101	70

Cash and cash equivalents, end of period	$119	$144

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended		Change	Six Months Ended		Change
	June 30,			June 30,
	2005	2004	%	2005	2004	%

Net sales
North America	$366.0	$362.5	1%	$709.6	$701.4	1%
South America	142.6	131.5	8%	283.3	267.4	6%
Asia/Africa	87.6	78.0	12%	169.9	153.6	11%

Total	$596.2	$572.0	4%	$1,162.8	$1,122.4	4%

Operating income
North America	$20.6	$24.0	-14%	$23.5	$48.0	-51%
South America	22.1	24.2	-9%	49.0	47.6	3%
Asia/Africa	15.7	13.0	21%	29.2	29.6	-1%
Corporate	(6.6)	(7.7)	-14%	(14.5)	(17.6)	-18%

Total	$51.8	$53.5	-3%	$87.2	$107.6	-19%

II. Estimated Sources of Earnings Per Share for the Three and Six Months Ended June 30

The following is a list of the major items that impacted our second quarter and year to date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three	Six
	Months	Months
Earnings Per Share June 30, 2004	$0.40	$0.75
Change
Volumes	0.04	0.05
Operating margin	(0.10)	(0.31)
Foreign currency translation	0.04	0.07
Financing costs	(0.01)	(0.01)
Minority interest	0.02	0.04
Effective tax rate	(0.03)	(0.01)
Shares outstanding	(0.01)	(0.02)

Net Change	(0.05)	(0.19)

Earnings Per Share June 30, 2005	$0.35	$0.56

III. Capital expenditures

Capital expenditures for the quarters ended June 30, 2005 and 2004 were $34 million and $16 million, respectively.